Exhibit 99.1

Dear <<Investor Name>>:

As many of you know, I am a strong proponent of continually striving to improve customer service for our many investors. This quarter, in our effort to keep you more fully informed about your investment(s) in the public limited partnerships of Wells Real Estate Funds, we are pleased to introduce a quarterly update on your limited partnership portfolio(s).

Enclosed you will find individual fact sheets for each Wells limited partnership in which you hold units. The following is a list of your investment(s) and the number of units you own:

<<Amount of Units>>

The fact sheets include valuable information, including a portfolio summary with properties purchased and sold, and current leasing percentages. In addition, they provide a history of each portfolio’s annualized yield and tax passive losses. Also highlighted is a portfolio overview, with specific summaries on each limited partnership in which you have an interest. For a more in-depth discussion of your investment, I encourage you to reference the third quarter Form 10-Q filing for your fund(s), which will be available on or about November 15, 2004, on the Wells Web site at www.wellsref.com. Your investor login is “investor,” and the password is “growth.”

I hope you have found the information in this letter and the enclosed fact sheet(s) informative. Should you have any questions, I invite you to contact our Wells Investor Services Specialists at 800-557-4830, or by e-mail at investorservices@wellsref.com. Our extended hours, for your convenience, are Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. Eastern Time. At Wells, we always look forward to hearing from you.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc: Financial Representative

Wells Real Estate Fund XII, L.P. Fact Sheet            XII

DATA AS OF SEPTEMBER 30, 2004

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/04	PERCENT OWNED
AT&T – OK	100%	45%
Comdata	100%	45%
111 Southchase Boulevard (Formerly known as the EYBL CarTex Building)	0%	17%
The Gartner Group	100%	17%
Johnson Matthey	SOLD *	17%
Siemens	100%	45%
20/20 Building (formerly known as the Sprint building)	0%	17%
WEIGHTED AVERAGE	85%

*	Sale closed October 5, 2004

FUND FEATURES

OFFERING DATES	March 1999 – March 2001

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 76% Tax-Preferred – 24%

AMOUNT RAISED	$35,611,192

ADDITIONAL INFORMATION

Portfolio Overview

Wells Fund XII is in the holding phase of its life cycle. The Fund owns interests in six properties, and the Johnson Matthey building was sold after the close of the quarter. Four of the remaining properties are 100% leased to tenants in the beginning to middle of their lease terms. The 111 Southchase building is 100% vacant, and Sprint exercised an early lease termination option at the 20/20 Building, effective in May 2004. Our focus at this time involves leasing these two vacant properties in the portfolio and maximizing operating performance in the remaining assets in order to deliver what we believe will be the best overall performance for our investors.

We are pleased to highlight two significant events within the Fund. We completed the sale of the Johnson Matthey building to the tenant on October 5, 2004, at a sale price that was well above the acquisition price. We also have extended the lease to the Gartner Group for an additional five years through January 2013. This extension will provide additional stability to the portfolio through its holding phase.

While the portfolio enjoys a relatively high overall occupancy level currently, we do face some near-term leasing issues with the two vacant properties. While these leasing challenges may impact operating performance, we are aggressively working with existing and potential tenants in these markets to minimize any negative effects to the extent possible.

The third quarter 2004 operating distributions to the Cash-Preferred unit holders were 6.0%, consistent with the second quarter distribution rate. The General Partners anticipate that operating distributions will remain at a similar level in the near term as the Fund absorbs its pro-rata share of several potential capital needs, including: (i) re-leasing costs for the Gartner, 20/20 (formerly known as the Sprint building), and 111 Southchase buildings; and (ii) other capital improvements for the Comdata and 20/20 buildings.

We would like to highlight that, through September 30, 2004, current Cash-Preferred unit holders have received cumulative net operating cash flows of approximately $13.3 million since inception, which equates to approximately 46% of the $29.1 million originally invested. Limited partners who have held Class B units since inception have cumulatively received $3.58 per unit in allocated tax losses through December 31, 2003. No operating distributions have been made to investors holding Tax-Preferred units or to the General Partners, in line with the partnership agreement.

Continued on Page 2

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds

Wells Real Estate Fund XII, L.P. Fact Sheet            XII

DATA AS OF SEPTEMBER 30, 2004

ANNUALIZED YIELD — PER “CASH-PREFERRED” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	8.50%	6.00%	6.00%	—	—
2003	8.75%	8.25%	9.00%	9.00%	8.75%
2002	9.50%	9.50%	9.25%	9.25%	9.38%
2001	8.75%	9.25%	9.25%	9.50%	9.19%
2000	6.47%	7.49%	8.25%	8.50%	7.68%
1999	0.00%	0.00%	10.22%	11.48%	6.98%

TAX PASSIVE LOSSES — TAX-PREFERRED PARTNERS

2004	2003	2002	2001	2000	1999
—	9.68%	9.11%	7.31%	6.11%	3.55%

Property Summary

•	The AT&T – Oklahoma building is located in Oklahoma City, Oklahoma. This asset is fully leased to two tenants, with lease expirations in 2008 and 2010.

•	The Comdata building in Brentwood, Tennessee, outside Nashville, is 100% leased through 2016.

•	The 111 Southchase Boulevard building in Greenville, South Carolina, is currently vacant. We are pursuing a number of market opportunities for this asset.

•	The Gartner Group building is located in Fort Myers, Florida. During the third quarter, we completed a five-year extension of the Gartner lease for the entire building through January 2013.

•	The Johnson Matthey property was sold on October 5, 2004, and approximately $1,650,000 in net sale proceeds has been allocated to Fund XII. The General Partners are reviewing potential capital costs for the Fund to determine if all, or a portion, of these proceeds can be distributed in 2005.

•	The Seimens building is located in Detroit, Michigan. The property is 100% leased, and the lease extends to 2010.

•	As noted above, Sprint exercised an early termination option at the 20/20 Building, effective in May 2004. The tenant has vacated the property, and we have engaged our local leasing team to begin the marketing effort.

For further information, please refer to Fund XII’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds